Exhibit (h)(1)

AMENDED AND RESTATED

SERVICES AGREEMENT

This Amended and Restated Services Agreement (the “Agreement”) is made as of March 31, 2004 by and between PFPC INC., a Massachusetts corporation (“PFPC”), and METROPOLITAN WEST FUNDS, a Delaware business trust (the “Fund”).

BACKGROUND:

A.	The Fund is registered as an open-end management investment company under the 1940 Act (defined below).

B.	The Fund and PFPC (formerly, First Data Investor Services Group, Inc.) were parties to an Services Agreement dated as of March 31, 1999, as amended, which is hereby terminated as of the date of this Agreement (the “Superseded Agreement”).

C.	The Fund wishes to continue to retain PFPC to provide administration, tax, fund accounting, transfer agent, and dividend disbursing services to its investment portfolios listed on Schedule A attached hereto and made a part hereof, as such Schedule A may be amended from time to time (each a “Portfolio”), and PFPC wishes to continue to furnish such services.

D.	This Background section and all of the Schedules to this Agreement are hereby incorporated by reference in and made a part of this Agreement.

TERMS:

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Definitions. Capitalized terms not otherwise defined herein have the respective meanings as set forth on Schedule B hereto.

2.	Appointment. The Fund hereby continues the appointment of PFPC as its administrator, fund accountant, transfer agent and dividend disbursing agent with respect to each of the Portfolios, in accordance with the terms set forth in this Agreement. PFPC acknowledges such appointment and agrees to continue to furnish the services described on Schedules C (the “Services”).

3.	Duties of PFPC.

3.1	PFPC shall be responsible for continuing to:

3.1.1	Administer and/or perform the customary services of a transfer agent; acting as service agent in connection with dividend and distribution functions; and for performing shareholder account and administrative functions in connection with the issuance, transfer and redemption or repurchase (including coordination with the Custodian) of Shares of each Portfolio, as more fully described in the Schedule C (Services), and in accordance with the terms of the Prospectus of the Fund on behalf of the applicable Portfolio, the Securities Laws and the procedures established from time to time between PFPC and the Fund.

3.1.2	Record the issuance of Shares and maintaining pursuant to Rule 17Ad-10(e) of the 1934 Act a record of the total number of Shares of each Portfolio which are authorized, based upon data provided to it by the Fund, and issued and outstanding. PFPC shall provide the Fund on a regular basis with the total number of Shares of each Portfolio which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund.

3.1.3	Perform the customary services of an administrator, including corporate secretarial, treasury and blue sky services, and fund accounting agent for the Fund, as more fully described in Schedule C and subject to the supervision and direction of the Board of Directors of the Fund.

3.2	PFPC shall continue to act as liaison with the Fund’s independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules with respect to each Portfolio. PFPC shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information in PFPC’s control is made available to such accountants for the expression of their opinion, as required by the Fund.

3.3	Notwithstanding any of the foregoing provisions of this Agreement, PFPC shall be under no duty or obligation to inquire into, and shall not be liable for: (i) the legality of the issuance or sale of any Shares or the sufficiency of the amount to be received therefor; (ii) the legality of the redemption of any Shares, or the propriety of the amount to be paid therefore; (iii) the legality of the declaration of any dividend by the Board of Directors, or the legality of the issuance of any Shares in payment of any dividend; or (iv) the legality of any recapitalization or readjustment of the Shares.

3.4	In addition, the Fund shall identify to PFPC in writing those transactions and assets to be treated as exempt from blue sky reporting for each State. The responsibility of PFPC for the Fund’s blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Fund and the reporting of such transactions to the Fund as provided above.

3.5	PFPC shall not have or be required to have any authority to supervise the investment or reinvestment of the securities or other properties which comprise the assets of the Fund or any of its Portfolios and shall not provide any investment advisory services to the Fund or any of its Portfolios. Furthermore, and notwithstanding any provision of this Agreement, the services of PFPC are not, nor shall they be, construed as constituting legal advice or the provision of legal services for or on behalf of the Fund, the Portfolios or any other person.

3.6	In addition to the duties set forth herein, PFPC shall perform such other duties and functions, and shall be paid such amounts therefor, as may from time to time be agreed upon in writing between the Fund and PFPC.

4.	Compliance with Laws. In performing its duties under this Agreement, PFPC will act in accordance with the Fund’s Articles of Incorporation, By-Laws and Prospectuses. In addition, PFPC undertakes to comply with material applicable requirements of the Securities Laws, and material laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC hereunder. Except as specifically set forth herein, PFPC assumes no responsibility for such compliance by the Fund or any other entity.

5.	Instructions.

5.1	Unless otherwise provided in this Agreement, PFPC shall act only upon Oral Instructions or Written Instructions.

5.2	PFPC shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person pursuant to this Agreement. PFPC may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the Fund’s Board of Directors or Trustees or of the Fund’s shareholders, unless and until PFPC receives Written Instructions to the contrary.

5.3	The Fund agrees to forward to PFPC Written Instructions confirming Oral Instructions so that PFPC receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PFPC or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or PFPC’s ability to rely upon such Oral Instructions.

6.	Right to Receive Advice.

6.1	Advice of the Fund. If PFPC is in doubt as to any action it should or should not take, PFPC may request directions or advice, including Oral Instructions or Written Instructions, from the Fund.

6.2	Advice of Counsel. If PFPC shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC may request advice from counsel of its own choosing (who may be counsel for the Fund, the Fund’s investment adviser or PFPC, at the option of PFPC).

6.3	Conflicting Advice. In the event of a conflict between directions or advice or Oral Instructions or Written Instructions PFPC receives from the Fund and the advice PFPC receives from counsel, PFPC may rely upon and follow the advice of counsel.

6.4	Protection of PFPC. PFPC shall be indemnified by the Fund and without liability for any action PFPC takes or does not take in reliance upon directions or advice or Oral Instructions or Written Instructions PFPC receives from or on behalf of the Fund or from counsel and which PFPC believes, in good faith, to be consistent with those directions or advice or Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon PFPC (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions.

7.	Records; Visits.

7.1	The books and records pertaining to the Fund, which are in the possession or under the control of PFPC, shall be the property of the Fund. Such books and records shall be prepared and maintained as required by the Securities Laws. The Fund and Authorized Persons shall have access to such books and records at all times during PFPC’s normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by PFPC to the Fund or to an Authorized Person, at the Fund’s expense.

7.2	PFPC shall keep the following records:

7.2.1	all books and records with respect to each Portfolio’s books of account;

7.2.2	records of each Portfolio’s securities transactions; and

7.2.3	all other books and records as PFPC is required to maintain pursuant to Rule 31a-1 of the 1940 Act in connection with the services provided hereunder.

7.3	The Fund will provide PFPC with such documentation as PFPC may reasonably request that is reasonably necessary for PFPC to perform the Services.

8.	Confidentiality.

8.1	Each party shall keep confidential any information relating to the other party’s business (“Confidential Information”). Confidential Information shall include:

8.1.1	any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or PFPC, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them;

8.1.2	any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or PFPC a competitive advantage over its competitors;

8.1.3	all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and

8.1.4	anything designated as confidential.

8.2	Notwithstanding the foregoing, information shall not be subject to such confidentiality obligations if:

8.2.1	it is already known to the receiving party at the time it is obtained;

8.2.2	it is or becomes publicly known or available through no wrongful act of the receiving party;

8.2.3	it is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality;

8.2.4	it is released by the protected party to a third party without restriction;

8.2.5	it is required to be disclosed by the receiving party pursuant to a requirement of a court order, subpoena, governmental or regulatory agency or law (provided the receiving party will provide the other party written notice of such requirement, to the extent such notice is permitted);

8.2.6	it is relevant to the defense of any claim or cause of action asserted against the receiving party;

8.2.7	release of such information is necessary or desirable in connection with PFPC’s provision of services under this Agreement; or

8.2.8	it has been or is independently developed or obtained by the receiving party.

8.3	Each party hereto acknowledges and agrees that, subject to the reuse and re-disclosure provisions of Regulation S-P, 17 CFR Part 248.11, it shall not disclose the non-public personal information of investors in the Fund obtained under this Agreement, except as necessary to carry out the services set forth in this Agreement or as otherwise permitted by law or regulation.

9.	Proprietary Rights.

9.1	PFPC Systems. PFPC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC in connection with the services provided by PFPC to the Fund. Notwithstanding the foregoing, the parties acknowledge the Fund shall retain all ownership rights in Fund data that resides on the PFPC System.

9.2	Internet Systems.

9.2.1	Each of the parties acknowledges and agrees that it obtains no rights in or to any of the software, hardware, processes, trade secrets, proprietary information or distribution and communication networks of the other with respect to Internet Systems. Any software, interfaces or other programs a party provides to the other hereunder shall be used by such receiving party only during the term of the Agreement and only in accordance with the provisions of the Agreement. Any interfaces, other software or other programs developed by one party shall not be used directly or indirectly by or for the other party or any of its affiliates to connect such receiving party or any affiliate to any other person, without the first party’s prior written approval, which it may give or withhold in its sole discretion. Except in the normal course of business and in conformity with Federal copyright law or with the other party’s consent, neither party nor any of its affiliates shall disclose, use, copy, decompile or reverse engineer any software or other programs provided to such party by the other in connection herewith.

9.2.2

The Fund Web Site and PFPC Sites may contain certain intellectual property, including, but not limited to, rights in copyrighted works, trademarks and trade dress that is the property of the other party. Each party retains all rights in such intellectual property that may reside on the other party’s web site, not including any intellectual property provided by or otherwise obtained from such other party. To the extent the intellectual property of one party is cached to expedite communication, such party grants to the other a limited, non-exclusive, non-transferable license to such intellectual property for a period of time no longer than that reasonably necessary for the communication. To the extent that the intellectual property of one party is duplicated within the other party’s web site to replicate the “look and feel”, “trade dress” or other aspect of the appearance or functionality of the first site, that party grants to the other a limited, non-exclusive, non-transferable license to such intellectual property for the duration of the Agreement. This license is limited to the intellectual property needed to replicate the appearance of the first site and does not extend to any other intellectual property owned by the owner of the first site. Each party warrants that it has sufficient right, title and interest in and to its web site and its intellectual property to enter into these obligations, and that to its knowledge, the license hereby granted to the other party does not and will not infringe on any U.S. patent, U.S. copyright or other U.S. proprietary right of a third party.

10.	Representations and Warranties.

10.1	PFPC represents and warrants to the Fund that:

10.1.1	it is a corporation duly organized, existing and in good standing under the laws of the Commonwealth of Massachusetts;

10.1.2	it is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement;

10.1.3	all requisite corporate proceedings have been taken to authorize it to enter into this Agreement;

10.1.4	it is duly registered with its appropriate regulatory agency as a transfer agent and such registration will remain in effect for the duration of this Agreement;

10.1.5	it has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement; and

10.1.6

it shall not knowingly insert into any interface, other software, or other program provided by it to the Fund hereunder, or accessible on a PFPC Site or Fund Web Site, as the case may be, any “back door,” “time bomb,” “Trojan Horse,” “worm,” “drop dead device,” “virus” or other computer software code or routines or hardware components designed to disable, damage or impair the operation of any system, program or operation hereunder. For failure to comply with this warranty: (i) PFPC shall immediately replace all copies of the affected work product, system or software; and (ii) all costs incurred with replacement including, but not limited to cost of media, shipping, deliveries and installation shall be borne by PFPC.

10.2	The Fund represents and warrants to PFPC that:

10.2.1	it is duly organized, existing and in good standing under the laws of the jurisdiction in which it is organized;

10.2.2	it is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into this Agreement;

10.2.3	all corporate proceedings required by said Articles of Incorporation or governing trust agreement, By-Laws and applicable laws have been taken to authorize it to enter into this Agreement;

10.2.4	a registration statement under the Securities Act of 1933, as amended, and the 1940 Act on behalf of each of the Portfolios is currently effective and will remain effective, and, to the knowledge of the Fund’s officers, excluding any officer that may be a PFPC employee, if any, all appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Fund being offered for sale.

10.2.5	all outstanding Shares are validly issued, fully paid and non-assessable and when Shares are hereafter issued in accordance with the terms of the Fund’s Articles of Incorporation or governing trust agreement and its Prospectus with respect to each Portfolio, such Shares shall be validly issued, fully paid and non-assessable;

10.2.6	as of the date hereof, each Portfolio is duly registered and lawfully eligible for sale in each jurisdiction indicated for such Portfolio on the list previously furnished to PFPC and that it will notify PFPC immediately of any changes to the aforementioned list.

10.2.7

it shall not knowingly insert into any interface, other software, or other program provided by it to PFPC hereunder, or accessible on a PFPC Site or Fund Web Site, as the case may be, any “back door,” “time bomb,” “Trojan Horse,” “worm,” “drop dead device,” “virus” or other computer software code or routines or hardware components designed to disable, damage or impair the operation of any system, program or operation hereunder. For failure to comply with this warranty: (i) the Fund shall immediately replace all copies of the affected work product, system or software; and (ii) all costs incurred with replacement including, but not limited to cost of media, shipping, deliveries and installation shall be borne by the Fund.

10.3	THIS IS A SERVICE AGREEMENT. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, PFPC DISCLAIMS ALL OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, MADE TO THE FUND OR ANY OTHER PERSON, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE) OF ANY SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO SERVICES PROVIDED UNDER THIS AGREEMENT. PFPC DISCLAIMS ANY WARRANTY OF TITLE OR NON-INFRINGEMENT EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ALL SOFTWARE AND SYSTEMS DESCRIBED IN THIS AMENDMENT ARE PROVIDED “AS-IS” ON AN “AS-AVAILABLE” BASIS.

11.	Disaster Recovery. PFPC will make reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, PFPC will, at no additional expense to the Fund, take reasonable steps to minimize service interruptions. PFPC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by PFPC’s own willful misfeasance, bad faith, negligence or reckless disregard of its duties or obligations under this Agreement.

12.	Compensation.

12.1	The Fund on behalf of each of the Portfolios will compensate PFPC for the performance of its obligations hereunder in accordance with the fees and other charges set forth in the Fee Schedule (Schedule D).

12.2	In addition to those fees set forth in Section 12.1 above, the Fund on behalf of each of the Portfolios agrees to pay, and will be billed separately for, out-of-pocket expenses incurred by PFPC in the performance of its duties hereunder. Out-of-pocket expenses shall include, but shall not be limited to, the items specified in the Schedule E. Schedule E may be modified by written agreement between the parties. Unspecified out-of-pocket expenses shall be limited to those out-of-pocket expenses reasonably incurred by PFPC in the performance of its obligations hereunder.

12.3	The Fund on behalf of each of the Portfolios agrees to pay all fees, charges and out-of-pocket expenses to PFPC by Federal Funds Wire within fifteen (15)

business days following the receipt of the respective invoice. In addition, with respect to all fees under this Agreement, PFPC may charge a service fee equal to the lesser of (i) one and one half percent (1 ½%) per month or (ii) the highest interest rate legally permitted on any past due invoiced amounts, provided however, the foregoing service fee shall not apply if the Fund in good faith legitimately disputes any invoice amount in which case the Fund shall do the following within thirty (30) days of the postmark date: (a) pay PFPC the undisputed amount of the invoice; and (b) provide PFPC a detailed written description of the disputed amount and the basis for the Fund’s dispute with such amount. In addition, the Fund shall cooperate with PFPC in resolving disputed invoice amounts and then promptly paying such amounts determined to be due.

12.4	Any compensation agreed to hereunder may be adjusted from time to time by replacing Schedule D with a revised Fee Schedule executed and dated by the parties hereto.

12.5	PFPC will from time to time employ or associate with itself such person or persons as PFPC may believe to be particularly suited to assist it in performing services under this Agreement. Such person or persons may be officers and employees who are employed by both PFPC and the Fund. The compensation of such person or persons shall be paid by PFPC and no obligation shall be incurred on behalf of the Fund in such respect.

12.6	PFPC shall not be required to pay any of the following expenses incurred by the Fund: membership dues in the Investment Company Institute or any similar organization; investment advisory expenses; costs of printing and mailing stock certificates, prospectuses, reports and notices; interest on borrowed money; brokerage commissions; stock exchange listing fees; taxes and fees payable to Federal, state and other governmental agencies; fees of Board Members of the Fund who are not affiliated with PFPC; outside auditing expenses; outside legal expenses; Blue Sky registration or filing fees; or other expenses not specified in this Section 12.6 which may be properly payable by the Fund. PFPC shall not be required to pay any Blue Sky registration or filing fees unless and until it has received the amount of such fees from the Fund.

13.	Indemnification.

13.1	PFPC shall not be responsible for and the Fund on behalf of each Portfolio shall indemnify and hold PFPC harmless from and against any and all claims, costs, expenses (including reasonable attorneys’ fees), losses, damages, charges, payments and liabilities of any sort or kind which may be asserted against PFPC or for which PFPC may be held to be liable (a “Claim”) arising out of or attributable to any of the following:

13.1.1	any actions of PFPC required to be taken pursuant to this Agreement unless such Claim resulted from a negligent act or omission to act or bad faith by PFPC in the performance of its duties hereunder;

13.1.2	PFPC’s reasonable reliance on, or reasonable use of information, data, records and documents (including but not limited to magnetic tapes, computer printouts, hard copies and microfilm copies) received by PFPC from the Fund, or any authorized third party acting on behalf of the Fund, including but not limited to the prior transfer agent for the Fund, in the performance of PFPC’s duties and obligations hereunder;

13.1.3	the reliance on, or the implementation of, any Written or Oral Instructions or any other instructions or requests of the Fund on behalf of the applicable Portfolio;

13.1.4	the offer or sales of shares in violation of any requirement under the securities laws or regulations of any state that such shares be registered in such state or in violation of any stop order or other determination or ruling by any state with respect to the offer or sale of such shares in such state, except for those violations caused by PFPC’s negligence or willful misconduct in performing blue sky services described in Section 2.7 of Schedule C; and

13.1.5	the Fund’s refusal or failure to comply with the terms of this Agreement, or any Claim which arises out of the Fund’s negligence or misconduct or the breach of any representation or warranty of the Fund made herein.

13.2	The Fund agrees and acknowledges that PFPC has not prior to the date of the Superseded Agreement assumed, and will not assume, any obligations or liabilities arising out of the conduct by the Company prior to the date of the Superseded Agreement of those duties which PFPC has agreed to perform pursuant to this Agreement, except for those obligations, liabilities and duties for which PFPC is responsible under prior written agreements with the Fund. The Fund further agrees to indemnify PFPC against any losses, claims, damages or liabilities to which PFPC may become subject in connection with the conduct by the Fund or its agent of such duties prior to the date of the Superseded Agreement.

13.3	In any case in which the Fund may be asked to indemnify or hold PFPC harmless, PFPC will notify the Fund promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification against the Fund although the failure to do so shall not prevent recovery by PFPC and shall keep the Fund advised with respect to all developments concerning such situation. The Fund shall have the option to defend PFPC against any Claim which may be the subject of this indemnification, and, in the event that the Fund so elects, such defense shall be conducted by counsel chosen by the Fund and satisfactory to PFPC, and thereupon the Fund shall take over complete defense of the Claim and PFPC shall sustain no further legal or other expenses in respect of such Claim. PFPC will not confess any Claim or make any compromise in any case in which the Fund will be asked to provide indemnification, except with the Fund’s prior written consent. The obligations of the parties hereto under this Article 13 shall survive the termination of this Agreement.

13.4	Any claim for indemnification under this Agreement must be made prior to the earlier of:

13.4.1	one year after the PFPC becomes aware of the event for which indemnification is claimed; or

13.4.2	one year after the earlier of the termination of this Agreement or the expiration of the term of this Agreement.

13.5	Except for remedies that cannot be waived as a matter of law (and injunctive or provisional relief), the provisions of this Article 13 shall be PFPC’s sole and exclusive remedy for claims or other actions or proceedings to which the Fund’s indemnification obligations pursuant to this Article 13 may apply.

14.	Standard of Care.

14.1	PFPC shall at all times act in good faith and agrees to use commercially reasonable efforts to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility for loss or damage to the Fund unless said errors are caused by PFPC’s own negligence, bad faith or willful misconduct or that of its employees.

14.2	Notwithstanding any provision in this Agreement to the contrary, PFPC’s cumulative liability (to the Fund) for all losses, claims, suits, controversies, breaches, or damages for any cause whatsoever (including but not limited to those arising out of or related to this Agreement) and regardless of the form of action or legal theory shall not exceed the lesser of (i) $500,000 or (ii) the fees received by PFPC for services provided under this Agreement during the twelve months immediately prior to the date of such loss or damage. Fund understands the limitation on PFPC’s damages to be a reasonable allocation of risk and Fund expressly consents with respect to such allocation of risk. In allocating risk under the Agreement, the parties agree that the damage limitation set forth above shall apply to any alternative remedy ordered by a court in the event such court determines that sole and exclusive remedy provided for in the Agreement fails of its essential purpose.

14.3	Each party acknowledges that the Internet is an unsecured, unstable, unregulated, unorganized and unreliable network, and that the ability of the other party to provide or perform services or duties hereunder is dependent upon the Internet and equipment, software, systems, data and services provided by various telecommunications carriers, equipment manufacturers, firewall providers, encryption system developers and other vendors and third parties. Each party agrees that the other shall not be liable in any respect for the functions or malfunctions of the Internet. Each party agrees the other shall not be liable in any respect for the actions or omissions of any third party wrongdoers (i.e., hackers not employed by such party or its affiliates) or of any third parties involved in the Internet Services and shall not be liable in any respect for the selection of any such third party, unless such party breached the standard of care specified herein with respect to that selection.

14.4	Neither party may assert any cause of action against the other party under this Agreement that accrued more than two (2) years prior to the filing of the suit (or commencement of arbitration proceedings) alleging such cause of action.

14.5	Each party shall have the duty to mitigate damages for which the other party may become responsible.

14.6	NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL PFPC, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE UNDER ANY THEORY OF TORT, CONTRACT, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR LOST PROFITS, EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER EITHER PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

14.7	The provisions of this Section 14 shall survive termination of this Agreement.

15.	Force Majeure. No party shall be liable for any default or delay in the performance of its obligations under this Agreement if and to the extent such default or delay is caused, directly or indirectly, by (i) fire, flood, elements of nature or other acts of God; (ii) any outbreak or escalation of hostilities, war, riots or civil disorders in any country, (iii) any act or omission of the other party or any governmental authority; (iv) any labor disputes (whether or not the employees’ demands are reasonable or within the party’s power to satisfy); or (v) nonperformance by a third party or any similar cause beyond the reasonable control of such party, including without limitation, failures or fluctuations in telecommunications or other equipment. In addition, no party shall be liable for any default or delay in the performance of its obligations under this Agreement if and to the extent that such default or delay is caused, directly or indirectly, by the actions or inactions of the other party. In any such event, the non-performing party shall be excused from any further performance and observance of the obligations so affected only for as long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance as soon as practicable.

16.	Duration and Termination.

16.1	This Agreement shall be effective on the date first written above and unless terminated pursuant to its terms shall continue for a period of one (1) year (the “Initial Term”).

16.2	Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive terms of one (1) year (“Renewal Terms”) each, unless the Fund or PFPC provides written notice to the other of its intent not to renew. Such notice must be received not less than ninety (90) days and not more than one-hundred eighty (180) days prior to the expiration of the Initial Term or the then current Renewal Term.

16.3	In the event a termination notice is given by the Fund and if PFPC is not a Defaulting Party under Section 16.4, all Deconversion Expenses described on Schedule F will be borne by the Fund and paid to PFPC prior to any such conversion. In addition, the Fund will promptly pay to PFPC any trailing expenses.

16.4	If a party hereto is guilty of a material failure to perform its duties and obligations hereunder (a “Defaulting Party”) the other party (the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty (30) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

16.5	Notwithstanding anything contained in this Agreement to the contrary, should a merger, acquisition, change in control, re-structuring, re-organization or any other decision involving the Fund or any affiliate (as defined under the 1940 Act) of the Fund result in the Fund’s desire to cease to use PFPC as the provider of any of the services set forth hereunder in favor of another service provider prior to the expiration of the then current Initial or Renewal Term, PFPC shall make a good faith effort to facilitate a conversion of services to the Fund’s successor service, provider, however, there can be no guarantee that PFPC will be able to facilitate such a conversion of services on the conversion date requested by the Fund. In connection with the foregoing and prior to such conversion to the successor service provider, the payment of all fees to PFPC as set forth herein shall be accelerated to a date prior to the conversion or termination of services and calculated as if the services had remained with PFPC until the expiration of the then current Initial or Renewal Term and calculated at the asset and/or Shareholder account levels, as the case may be, on the date notice of termination was given to PFPC.

17.	Notices. Notices shall be addressed (a) if to PFPC, at 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President, with a copy to the General Counsel at the same address; (b) if to the Fund, at 11766 Wilshire Blvd., Suite 1580, Los Angeles, California 90025, Attention: Scott B. Dubchansky, Chairman, President and Principal Executive Officer or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming electronic delivery, hand, mail or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

18.	Nature of Fund’s Obligations. The Fund and PFPC agree that the obligations of the Fund under the Agreement shall not be binding upon any of the Board Members, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Fund individually, but are binding only upon the assets and property of the Fund, as provided in the Articles of Incorporation or governing trust agreement. The execution and delivery of this Agreement have been authorized by the Board Members of the Fund, and signed by an authorized officer of the Fund, acting as such, and neither such authorization by such Board Members nor such execution and delivery by such officer shall be deemed to have been made by any of them or any shareholder of the Fund individually or to impose any liability on any of them or any shareholder of the Fund personally, but shall bind only the assets and property of the Fund as provided in the Articles of Incorporation or governing trust agreement.

19.	Miscellaneous.

19.1	Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements (including the Superseded Agreement) and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.

19.2	Amendments. This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.

19.3	No Changes that Materially Affect Obligations. Notwithstanding anything in this Agreement to the contrary, the Fund agrees not to make any modifications to its registration statement or adopt any policies or procedures which would affect materially the obligations or responsibilities of PFPC hereunder without the prior written approval of PFPC, which approval shall not be unreasonably withheld or delayed.

19.4	Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

19.5	Governing Law. The laws of the Commonwealth of Massachusetts, excluding the laws on conflicts of laws, shall govern the interpretation, validity, and enforcement of this Agreement. All actions arising from or related to this Agreement shall be brought in the state and federal courts sitting in the City of Boston, and PFPC and the Fund hereby submit themselves to the exclusive jurisdiction of those courts.

19.6	Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

19.7	Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

19.8	Assignment and Subcontracting. PFPC may assign this Agreement to any affiliate of PFPC or of The PNC Financial Services Group, Inc., provided that PFPC gives the Fund 30 days’ prior written notice of such assignment. PFPC may, in its sole discretion, engage subcontractors to perform any of the obligations contained in this Agreement to be performed by PFPC.

19.9	Publicity. Neither PFPC nor the Fund shall release or publish news releases, public announcements, advertising or other publicity relating to this Agreement or to the transactions contemplated by it without the prior review and written approval of the other party; provided, however, that either party may make such disclosures as are required by legal, accounting or regulatory requirements after making reasonable efforts in the circumstances to consult in advance with the other party.

19.10	Independent Contractors. The parties to this Agreement are and shall remain independent contractors, and nothing herein shall be construed to create a partnership or joint venture between them and none of them shall have the power or authority to bind or obligate the other in any manner not expressly set forth herein. Any contributions to a PFPC Site by the Fund and any contributions to the Fund Web Site by PFPC shall be works for hire pursuant to Section 101 of the Copyright Act.

19.11	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19.12	Facsimile Signatures. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

19.13	Customer Identification Program Notice. To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of PFPC’s affiliates are financial institutions, and PFPC may, as a matter of policy, request (or may have already requested) the Fund’s name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party’s date of birth. PFPC may also ask (and may have already asked) for additional identifying information, and PFPC may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

19.14	Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

PFPC INC.

By:

Name:

Title:

METROPOLITAN WEST FUNDS

By:

Name:

Title:

SCHEDULE A

LIST OF PORTFOLIOS and CLASSES

Metropolitan West Ultra Short Bond Fund – Class M

Metropolitan West Ultra Short Bond Fund – Class I

Metropolitan West Total Return Bond Fund – Class M

Metropolitan West Total Return Bond Fund – Class I

Metropolitan West Low Duration Bond Fund – Class M

Metropolitan West Low Duration Bond Fund – Class I

Metropolitan West High Yield Bond Fund – Class M

Metropolitan West High Yield Bond Fund – Class I

Metropolitan West Intermediate Bond Fund – Class M

Metropolitan West Intermediate Bond Fund – Class I

Metropolitan West AlphaTrak 500 Fund

Metropolitan West Strategic Income Fund – Class M

Metropolitan West Strategic Income Fund – Class I

A-1

SCHEDULE B

DEFINITIONS

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“1940 Act” means the Investment Company Act of 1940, as amended.

“Adviser” refers to the investment adviser or sub-investment adviser to the Fund or any Portfolio.

“AML” refers to anti-money laundering.

“Authorized Person” means any officer of the Fund and any other person duly authorized by the Fund’s Board of Directors or Trustees to give Oral Instructions and Written Instructions on behalf of the Fund. An Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

“Board Members” means the Directors or Trustees of the governing body of the Fund, as the case may be.

“Board of Directors” means the Board of Directors or Board of Trustees of the Fund, as the case may be.

“CIP” refers to a Customer Identification Program.

“Code” means in the Internal Revenue Code of 1986, as amended.

“Custodian” refers to any custodian or subcustodian of securities and other property that the Fund may from time to time deposit, or cause to be deposited or held under the name or account of such a custodian pursuant to a custodian agreement identified by the Fund to PFPC.

“Data Elements” means a person’s name, date of birth (for natural persons only), address and government-issued identification number.

“DataPath Site” means the PFPC Site currently located at the following Internet address: www.pfpcdatapath.com.

“DataPath User” means any Authorized Person that accesses the DataPath site.

“End-User” shall mean any Financial Intermediary employee that accesses the PFPC System via IMPRESSNetR.

“Fee Schedule” means the Fee Schedule attached to the Agreement as Schedule D, as such may be amended in writing from time to time by the parties.

“Financial Intermediary” means any broker-dealer back office operation authorized by a Shareholder or the Fund to act on behalf of a Shareholder.

“Fund Web Site” means the collection of electronic documents, electronic files and pages residing on any computer system(s) maintained on behalf of the Fund, connected to the Internet and accessible by hypertext link through the World Wide Web to and from IMPRESSNetR.

“IMPRESSNetR” means the PFPC Site provided in connection with the IMPRESSNetR Services.

“IMPRESSNetR Services” means the services identified in Section 4 of Schedule C to be provided by PFPC utilizing the Fund Web Site, the Internet and certain software, equipment and systems provided by PFPC, telecommunications carriers and security providers which have been certified by ICSA or a nationally-recognized audit firm (including but not limited to firewalls and encryption), whereby Inquires may be performed by accessing IMPRESSNetR via hypertext link from the Fund Web Site.

“Inquiry” means any access to the PFPC System via IMPRESSNetR initiated by an End-User which is not a Transaction.

“Internet” means the communications network comprised of multiple communications networks linking education, government, industrial and private computer networks that use the TCP/IP network protocols to facilitate data transmission and exchange.

“Internet Services” means IMPRESSNetR services and DataPath services described more fully in Schedule C and any such other services as the parties may mutually agree in writing that PFPC shall provide to the Fund via the Internet.

“Internet Systems” means certain software, equipment and systems provided by a party in connection with IMPRESSNetR or DataPath services.

“NAV” means the net asset value of a Portfolio or class thereof, as applicable.

“Oral Instructions” mean oral instructions received by PFPC from an Authorized Person or from a person reasonably believed by PFPC to be an Authorized Person. PFPC may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

“PFPC Sites” means the collection of electronic documents, electronic files and pages residing on any computer system(s) (or those elements of the computer system of one or more Internet Service Providers (“ISPs”) retained by PFPC and necessary for PFPC’s services hereunder) maintained by or on behalf of PFPC, connected to the Internet and accessible through the World Wide Web to and from a PFPC Internet System, and where the Inquiry data fields (for IMPRESSNetR Services) and screens provided by PFPC may be viewed.

“PFPC System” means PFPC’s computer systems.

“PIN” means a personal identification number.

“SEC” means the Securities and Exchange Commission.

“Securities Laws” mean the 1933 Act, the 1934 Act and the 1940 Act.

“Shareholder” means the record owner or authorized agent of the record owner of Shares.

“Shares” mean the shares of beneficial interest of any series or class of the Fund.

“Transaction” means a purchase, redemption, exchange or any other activity involving the movement of Shares initiated by an End-User.

“Written Instructions” mean (i) written instructions signed by an Authorized Person or by a person reasonably believed by PFPC to be an Authorized Person and received by PFPC or (ii) trade instructions transmitted (and received by PFPC) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier. The instructions may be delivered electronically or by hand, mail or facsimile sending device.

SCHEDULE C

SERVICES

1.	TRANSFER AGENCY SERVICES

1.1	Shareholder Information. PFPC shall maintain a record of the number of Shares held by each Shareholder of record which shall include name, address, taxpayer identification and which shall indicate whether such Shares are held in certificates or uncertificated form.

1.2	Shareholder Services. PFPC shall respond as appropriate to all inquiries and communications from Shareholders relating to Shareholder accounts with respect to its duties hereunder and as may be from time to time mutually agreed upon between PFPC and the Fund.

1.3	Share Certificates. (Applicable only if the Fund issues share certificates)

1.3.1	At the expense of the Fund, the Fund shall supply PFPC with an adequate supply of blank share certificates to meet PFPC requirements therefor. Such Share certificates shall be properly signed by facsimile. The Fund agrees that, notwithstanding the death, resignation, or removal of any officer of the Fund whose signature appears on such certificates, PFPC or its agent may continue to countersign certificates which bear such signatures until otherwise directed by Written Instructions.

1.3.2	PFPC shall issue replacement Share certificates in lieu of certificates which have been lost, stolen or destroyed, upon receipt by PFPC of properly executed affidavits and lost certificate bonds, in form satisfactory to PFPC, with the Fund and PFPC as obligees under the bond.

1.3.3	PFPC shall also maintain a record of each certificate issued, the number of Shares represented thereby and the Shareholder of record. With respect to Shares held in open accounts or uncertificated form (i.e., no certificate being issued with respect thereto) PFPC shall maintain comparable records of the Shareholders thereof, including their names, addresses and taxpayer identification. PFPC shall further maintain a stop transfer record on lost and/or replaced certificates.

1.4	Mailing Communications to Shareholders; Proxy Materials. PFPC will address and mail to Shareholders of the Fund, all reports to Shareholders, dividend and distribution notices. In connection with meetings of Shareholders, PFPC will provide shareholder information as requested to the proxy solicitation firm selected by the Fund.

1.5	Sales of Shares.

1.5.1	PFPC shall not be required to issue any Shares of the Fund where it has received a Written Instruction from the Fund or official notice from any appropriate authority that the sale of the Shares of the Fund has been suspended or discontinued. The existence of such Written Instructions or such official notice shall be conclusive evidence of the right of PFPC to rely on such Written Instructions or official notice.

1.5.2	In the event that any check or other order for the payment of money is returned unpaid for any reason, PFPC will endeavor to: (i) give prompt notice of such return to the Fund or its designee; (ii) place a stop transfer order against all Shares issued as a result of such check or order; and (iii) take such actions as PFPC may from time to time deem appropriate.

1.6	Transfer and Repurchase.

1.6.1	PFPC shall process all requests to transfer or redeem Shares in accordance with the transfer or repurchase procedures set forth in the Fund’s Prospectus.

1.6.2	PFPC will transfer or repurchase Shares upon receipt of Oral or Written Instructions or otherwise pursuant to the Prospectus and Share certificates, if any, properly endorsed for transfer or redemption, accompanied by such documents as PFPC reasonably may deem necessary.

1.6.3	PFPC reserves the right to refuse to transfer or repurchase Shares until it is satisfied that the endorsement on the instructions is valid and genuine. PFPC also reserves the right to refuse to transfer or repurchase Shares until it is satisfied that the requested transfer or repurchase is legally authorized, and it shall incur no liability for the refusal, in good faith, to make transfers or repurchases which PFPC, in its good judgement, deems improper or unauthorized, or until it is reasonably satisfied that there is no basis to any claims adverse to such transfer or repurchase.

1.6.4	When Shares are redeemed, PFPC shall, upon receipt of the instructions and documents in proper form, deliver to the Custodian and the Fund or its designee a notification setting forth the number of Shares to be repurchased. Such repurchased shares shall be reflected on appropriate accounts maintained by PFPC reflecting outstanding Shares of the Fund and Shares attributed to individual accounts.

1.6.5	PFPC shall upon receipt of the monies provided to it by the Custodian for the repurchase of Shares, pay such monies as are received from the

Custodian, all in accordance with the procedures described in the Written Instruction received by PFPC from the Fund.

1.6.6	PFPC shall not process or effect any repurchase with respect to Shares of the Fund after receipt by PFPC or its agent of notification of the suspension of the determination of the net asset value of the Fund.

1.7	Dividends.

1.7.1	Upon the declaration of each dividend and each capital gains distribution by the Board of Directors of the Fund with respect to Shares of the Fund, the Fund shall furnish or cause to be furnished to PFPC Written Instructions setting forth the date of the declaration of such dividend or distribution, the ex-dividend date, the date of payment thereof, the record date as of which Shareholders entitled to payment shall be determined, the amount payable per Share to the Shareholders of record as of that date, the total amount payable on the payment date and whether such dividend or distribution is to be paid in Shares at net asset value.

1.7.2	On or before the payment date specified in such resolution of the Board of Directors, the Fund will provide PFPC with sufficient cash to make payment to the Shareholders of record as of such payment date.

1.7.3	If PFPC does not receive sufficient cash from the Fund to make total dividend and/or distribution payments to all Shareholders of the Fund as of the record date, PFPC will, upon notifying the Fund, withhold payment to all Shareholders of record as of the record date until sufficient cash is provided to PFPC.

1.8	Retirement Plans. In connection with the individual retirement account, simplified employee pension plan, rollover individual retirement plan, educational IRA and ROTH individual retirement account (each hereinafter referred to as an “IRA” and, collectively, the “IRAs”) within the meaning of Section 408 of the Code offered by the Fund for which contributions of the Funds’ shareholders (the “Participants”) in the IRA’s are invested in shares of the Fund, PFPC shall provide the following administrative services in addition to those services described herein:

1.8.1	Establish a record of types and reasons for distributions (i.e., attainment of age 59 1/2, disability, death, return of excess contributions, etc.);

1.8.2	Record the method of distribution requested and/or made;

1.8.3	Receive and process designation of the beneficiary forms;

1.8.4	Examine and process requests for direct transfers between custodians/trustees, transfer and pay over to the successor assets in the account and records pertaining thereto as requested;

1.8.5	Prepare any annual reports or returns required to be prepared and/or filed by a custodian of an IRA, including, but not limited to, an annual fair market value report, Forms 1099R and 5498 and file with the IRS and provide to Participant/beneficiary; and

1.8.6	Perform applicable federal withholding and send Participants/beneficiaries an annual TEFRA notice regarding required federal tax withholding.

1.9	Cash Management Services. Funds received by PFPC in the course of performing its services hereunder will be held in demand deposit bank accounts or money market fund accounts in the name of PFPC (or its nominee) as agent for the Fund. PFPC shall be entitled to retain any excess interest, dividends, balance credits or fee reductions or other concessions or benefits earned or generated by or associated with such accounts or made available by the institution at which such accounts are maintained after such benefits are first applied towards banking service fees charged to the Fund by such institution.

1.9.1 Absent the Fund’s breach of this Agreement, PFPC will fund, on the applicable settlement date, NSCC settlements for net redemptions in amounts up to $5 million. If NSCC net redemptions on a particular settlement date are in excess of $5 million, the Fund will fund the amount in excess of $5 million on such settlement date. The Fund will promptly reimburse PFPC for any amounts funded by PFPC pursuant to this Section.

1.10	Lost Shareholders. PFPC shall perform such services as are required in order to comply with Rules 17a-24 and 17Ad-17 of the 1934 Act (the “Lost Shareholder Rules”), including, but not limited to those set forth below. PFPC may, in its sole discretion, use the services of a third party to perform the some or all such services. PFPC shall:

1.10.1	Provide documentation of electronic search policies and procedures;

1.10.2	Execute required searches;

1.10.3	Create and mail confirmation letters;

1.10.4	Take receipt of returned verification forms;

1.10.5	Provide confirmed address corrections in batch via electronic media;

1.10.6	Track results and maintain data sufficient to comply with the Lost Shareholder Rules; and

1.10.7	Prepare and submit data required under the Lost Shareholder Rules.

1.11	Miscellaneous. In addition to and neither in lieu nor in contravention of the services set forth above, PFPC shall: (i) perform all the customary services of a transfer agent, registrar, dividend disbursing agent and agent of the dividend reinvestment and cash purchase plan as described herein consistent with those requirements in effect as at the date of this Agreement. The detailed definition, frequency, limitations and associated costs (if any) set out in the Fee Schedule, include but are not limited to: maintaining all Shareholder accounts, mailing Shareholder reports to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts where applicable, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders.

2.	ADMINISTRATION SERVICES.

2.1	PFPC shall furnish data processing services, clerical services, and executive and administrative services and standard stationery and office supplies.

2.2	PFPC shall be responsible for performing the following functions:

2.2.1	Expense accrual monitoring;

2.2.2	Determination of dividends for approval by the Fund;

2.2.3	Creation of expense pro formas for new Portfolios/classes;

2.2.4	Reporting to investment company reporting agencies (i.e., Lipper);

2.2.5	Monitoring each Portfolio’s status as a regulated investment company under Sub-Chapter M of the Code;

2.2.6	Prepare and coordinate with the Fund and file via EDGAR Rule 24f-2 Notice; and

2.2.7	Prepare and coordinate with the Fund and file via EDGAR Form N-SAR (not including Form N-CSR or N-Q).

2.3	PFPC shall prepare Annual Reports and Semi-Annual Shareholder Reports .

2.4	PFPC shall provide shareholder tax information to the Fund’s transfer agent.

2.5	PFPC shall assist the Adviser, at the Adviser’s request, in monitoring and developing compliance procedures for the Fund which will include, among other matters, procedures to assist the Adviser in monitoring compliance with each Portfolio’s investment objective, policies, restrictions, tax matters and applicable laws and regulations.

2.6	PFPC shall monitor the Fund’s compliance with amounts and conditions of each state qualification.

2.7	PFPC shall perform corporate secretarial services and regulatory administration including the following:

2.7.1	Assist in maintaining corporate records;

2.7.2	Develop and maintain calendar of annual and quarterly board approvals and regulatory filings;

2.7.3	Prepare and coordinate with the Fund and the Fund’s counsel, notice, agenda, and resolutions for quarterly board meetings and committee meetings; attend meetings; make presentations where appropriate; and prepare minutes;

2.7.4	Prepare and coordinate with the Fund and the Fund’s counsel, and the Fund’s annual Post-Effective Amendment;

2.7.5	Communicate significant regulatory or legislative developments to Fund management and directors and provide related planning assistance where needed;

2.7.6	Maintain effective communication with outside counsel and review legal bills of outside counsel;

2.7.7	Arrange D&O/E&O insurance and fidelity bond coverage for Fund; and

2.7.8	Provide Fund documentation required in connection with SEC audits.

2.8	PFPC shall perform such special regulatory services on such terms and for such fees as the parties may mutually agree in writing, which may include without limitation:

2.8.1	Assist in new Portfolio and Class start-up (to the extent requested);

2.8.2	Respond to, negotiate SEC comments with the Fund, and assist in managing SEC audits with the Fund;

2.8.3	Assist in developing compliance guidelines and procedures to improve overall compliance by Fund and service providers;

2.8.4	Prepare notice, agenda and background materials for special board meetings, make presentations where appropriate, prepare minutes and follow up on issues;

2.8.5	Assist in the preparation of proxy material for special meetings of Shareholders (including fund merger documents);

2.8.6	Prepare Post-Effective Amendments for special purposes (e.g., new funds or classes, changes in advisory relationships, mergers, restructurings);

2.8.7	Prepare special Prospectus supplements where needed; and

2.8.8	Assist in extraordinary non-recurring projects; and such other services as agreed upon by the Fund and PFPC.

3.	FUND ACCOUNTING SERVICES

3.1	PFPC shall perform fund accounting and bookkeeping services (including the maintenance of such accounts, books and records of the Fund as may be required by Section 31(a) of the 1940 Act) as follows:

3.1.1	Standard daily, weekly, and monthly reporting;

3.1.2	Portfolio and general ledger accounting;

3.1.3	Daily valuation of all Portfolio securities;

3.1.4	Daily NAV calculation;

3.1.5	Comparison of NAV to market movement;

3.1.6	Review research of price tolerance/fluctuation report to market movements and events;

3.1.7	Research of items appearing on the price exception report;

3.1.8	Weekly cost monitoring along with market-to-market valuations in accordance with Rule 2a-7;

3.1.9	Security trade processing;

3.1.10	Daily cash and monthly position reconciliation with the Custodian;

3.1.11	Daily reporting of NAV and distribution rate information to the Fund and Transfer Agent;

3.1.12	Daily calculation of Portfolio adviser fees, waivers and expense accruals;

3.1.13	Daily calculation of distribution rates;

3.1.14	Daily cash availability;

3.1.15	Monitor and research aged receivables;

3.1.16	Monitor and report on aged income items and reclaims;

3.1.17	Update NASDAQ reporting;

3.1.18	Daily maintenance of each Portfolio’s general ledger including expense accruals;

3.1.19	Calculation of 30-day SEC yields and total returns;

3.1.20	Preparation of month-end reconciliation package;

3.1.21	Monthly reconciliation of Portfolio expense records and budget preparation; and

3.1.22	Preparation of annual and semi-annual audit work papers.

3.2	PFPC DataPath Access Fund Accounting Services

3.2.1	Duties of PFPC. PFPC shall:

3.2.1.1	Provide Internet access to PFPC’s DataPath at the DataPath Site for Fund portfolio data otherwise supplied by PFPC to Fund service providers via other electronic and manual methods (the “DataPath Services”). Types of information to be provided on the DataPath Site include: (i) data relating to portfolio securities, (ii) general ledger balances, and (iii) net asset value-related data (NAV and net asset, distribution and yield detail).

3.2.1.2	Supply each of the Fund-approved DataPath Users with a logon ID and Password.

3.2.1.3	Provide to DataPath Users access to the information listed in Section 3.2.1.1. above using standard inquiry tools and reports. DataPath Users will be able to modify standard inquiries to develop user-defined inquiry tools; however, PFPC will review computer costs for running user-defined inquiries and may assess surcharges for those requiring excessive hardware resources. In addition, costs for developing custom reports or enhancements are not included in the Fee Schedule and will be negotiated and billed separately.

3.2.1.4	Utilize a form of encryption that is generally available to the public in the United States for standard Internet browsers and establish, monitor and verify firewalls and other security features (commercially reasonable for this type of information and these types of users) and exercise commercially reasonable efforts to attempt to maintain the security and integrity of the DataPath Site.

3.2.1.5	Monitor the telephone lines involved in providing the DataPath Services and inform the Fund promptly of any detected malfunctions or service interruptions.

3.2.2	Duties of the Fund and the DataPath Users. The Fund and the DataPath Users shall, as applicable:

3.2.2.1	Provide and maintain a web browser supporting Secure Sockets Layer 128-bit encryption; and

3.2.2.2	Keep logon IDs and passwords confidential and notify PFPC immediately in the event that a logon ID or password is lost, stolen or if the Fund or any DataPath User has reason to believe that the logon ID and password are being used by an unauthorized person.

3.2.3	The Fund acknowledges that it and the DataPath Users are prohibited from using any Data in any way not authorized by PFPC. The Fund further acknowledges that it and the DataPath Users are prohibited from using any Data for purposes of updating a security master. The Fund agrees that

PFPC’s suppliers of Data are third-party beneficiaries to this express prohibition and that any such Data supplier may bring suit on its own behalf to enforce this express prohibition. The Fund recognizes and acknowledges that PFPC will not provide any software for access to the Internet; software must be acquired from a third-party vendor

4	TAX RETURN SERVICES.

4.1	PFPC shall prepare for execution and Fund approval; and file 1120 RIC returns and federal excise tax returns for each Fund.

5	AML AND CIP SERVICES.

5.1	Anti-Money Laundering Services. To the extent the other provisions of this agreement require PFPC to establish, maintain and monitor accounts of investors in the Fund consistent with securities laws, PFPC shall perform reasonable actions necessary to help the Fund be in compliance with United States Federal AML laws applicable to investor activity, including the Bank Secrecy Act and the PATRIOT Act, as follows: In this regard, PFPC shall:

5.1.1	Establish and implement written internal policies, procedures and controls reasonably designed to help prevent the Fund from being used to launder money or finance terrorist activities;

5.1.2	Provide for independent testing, by an employee who is not responsible for the operation of PFPC’s AML program or by an outside party, for compliance with PFPC’s established policies and procedures;

5.1.3	Designate a person or persons responsible for implementing and monitoring the operation and internal controls of PFPC’s AML program; and

5.1.4	Provide ongoing training of PFPC personnel relating to the prevention of money-laundering activities.

Upon the reasonable request of the Fund, PFPC shall provide to the Fund: (x) a copy of PFPC’s written AML policies and procedures (it being understood such information is to be considered confidential and treated as such and afforded all protections provided to confidential information under this agreement); (y) at the option of PFPC, a copy of a written assessment or report prepared by the party performing the independent testing for compliance, or a summary thereof, or a certification that the findings of the independent party are satisfactory; and (z) a summary of the AML training provided for appropriate personnel. PFPC agrees to permit inspections relating to its AML program by U.S. Federal departments or regulatory agencies with appropriate jurisdiction and to make available to examiners from such departments or regulatory agencies such information and records relating to its AML program as such examiners shall reasonably request.

5.2	Customer Identification Program Services. To help the Fund comply with its CIP (which the Fund is required to have under regulations issued under Section 326 of the USA PATRIOT Act) PFPC will do the following:

5.2.1	Implement procedures under which new accounts in the Fund are not established unless PFPC has obtained the Data Elements for each corresponding “Customer” (as defined in 31 CFR 103.131).

5.2.2	Use collected Data Elements to attempt to reasonably verify the identity of each new Customer promptly before or after each corresponding new account is opened. Methods may consist of non-documentary methods (for which PFPC may use unaffiliated information vendors to assist with such verifications) and documentary methods (as permitted by 31 CFR 103.131), and may include procedures under which PFPC personnel perform enhanced due diligence to verify the identities of Customers the identities of whom were not successfully verified through the first-level (which will typically be reliance on results obtained from an information vendor) verification process(es).

5.2.3	Record the Data Elements and maintain records relating to verification of new Customers consistent with 31 CFR 103.131(b)(3).

5.2.4	Regularly report to the Fund about measures taken under Sections 6.2.1 to 6.2.3 above.

5.2.5	If PFPC provides services by which prospective Customers may subscribe for shares in the Fund via the Internet or telephone, work with the Fund to notify prospective Customers, consistent with 31 CFR 103.(b)(5), about the Fund’s CIP.

Notwithstanding anything to the contrary, and without expanding the scope of the express language above, PFPC need not collect the Data Elements for (or verify) prospective customer (or accounts) beyond the requirements of relevant regulation (for example, PFPC will not verify customers opening accounts through NSCC) and PFPC need not perform any task that need not be performed for the fund to be in compliance with relevant regulation.

The Fund hereby represents and warrants that each of the Portfolios serviced by PFPC, and each legal entity of which such portfolio is a part, has, and will at all times during which this Agreement is in effect maintain in place, a written agreement with each such other portfolio and entity, under which all such parties may rely upon the CIPs of any other with respect to prospective investors who are then existing customers of such other. Given such inter-company (or inter-fund) agreement(s), PFPC need not perform steps described in this Section 6.2 with respect to any subscriber who is then a customer of any other fund within the same “fund family” as the Fund”

SCHEDULE D

FEE SCHEDULE

I.	FUND ADMINISTRATION AND ACCOUNTING

A.	Monthly Base Fee:

$2,083.33 for each Portfolio, plus asset based fees, multiple class fees, other fees and out-of-pocket expenses.

Note: In order to assist in the successful launching of the new Portfolios, PFPC will waive the monthly base fee during each new Portfolio’s first two months of operations. Thereafter, PFPC will charge this monthly base fee in increments of 10% per month, increasing by 10% each month for the duration of the first year of the Portfolio’s operation.

Month:		Month:
1	0%	7	50%
2	0%	8	60%
3	10%	9	70%
4	20%	10	80%
5	30%	11	90%
6	40%	12	100%

B.	Asset Based Fees:

The following annual fee will be calculated based upon the aggregate average net assets of all Portfolios, and payable monthly:

.0010 of the first $500 million of aggregate average net assets; and

.0008 of the next $500 million of aggregate average net assets; and

.0005 of the next $1 billion of aggregate average net assets; and

.0002 of aggregate average net assets above $2 billion.

C.	Monthly Multiple Class Fee:

$1,250 per class, for each class beyond the first class in each Portfolio.

D.	Other Fund Administration & Accounting Charges:

1.	Vendor Pricing Quotation Fee

Specific costs will be identified based upon options selected by the Portfolio and will be billed quarterly. The cost of a price used for a security held in more than one Portfolio shall be shared among the relevant Portfolios.

Futures and Currency Forward Contracts         $2.00 per Issue per Day

2.	PFPC DataPath Monthly Use and Access Fees:

PFPC shall be entitled to the following fee for the DataPath Services: $100.00 per month per portfolio for the current seven portfolios. Monthly fees for portfolios beyond the current seven will be negotiated separately. Fees do not include access to automated portfolio compliance module (currently under development) or any other applications appended to the core application. Fees for any such modules will be billed additionally. Fees for the development of customized functions or reporting will be negotiated and billed separately.

3.	SEC Yield Calculations: (if applicable) (1/12th payable monthly)

Provide up to 12 reports per year to reflect the yield calculation for non-money market funds required by the SEC, $1,000 per year per Portfolio. For multiple class Portfolios, $1,000 per year per class. Daily SEC yield reporting is available at $3,000 per year per Portfolio. (US dollar denominated securities only).

4.	Tax Return Services (1/12th payable monthly)

For the preparation and filing of 1120 RIC returns and federal excise tax returns PFPC shall be entitled to an annual fee of $3,000.00 per Portfolio.

5.	Additional Services

To the extent the Portfolios commence using investment techniques such as Security Lending, Swaps, Leveraging, Short Sales, Derivatives, Precious Metals, or foreign (non-U.S.D.) securities and currency, additional fees will apply. Activities of a non-recurring nature such as shareholder in-kinds, fund consolidations, mergers or reorganizations will be subject to negotiation. Any additional/enhanced services, programming requests, or reports will be quoted upon request.

II.	TRANSFER AGENCY AND SHAREHOLDER SERVICES

A.	Transfer Agent and Shareholder Services: (1/12th payable monthly)

$20.00 per account per year per Portfolio

Minimum monthly fee - $1,500 per each class/Portfolio

B.	IRA’s, 403(B) Plans, Defined Contribution/Benefit Plans:

Annual Maintenance Fee - $12.00 per account per year

                        (Normally charged to participants)

C.	Fulfillment Services:

$3.00 per inquiry

$2,500/monthly minimum

D.	Lost Shareholder Search/Reporting: $2.75 per account search

E.	Voice Response Unit (VRU):

One-Time Set-up Fees (not to be incurred annually or based upon usage):

PIN Initialization	$1,500-$2,000
VRU Set-up	$5,000*

*	VRU Set-up fee has been reduced from $10,000 to $5,000

Monthly Fees:

Monthly Maintenance Fee	$1,000
Per Minute Fee	$0.23
Per Call Fee	$0.10

F.	Miscellaneous Charges.

The Fund shall be charged for the following products and services as applicable:

•	Ad hoc reports
•	Ad hoc SQL time
•	COLD Storage
•	Digital Recording
•	Banking Services, including incoming and outgoing wire charges
•	Microfiche/microfilm production
•	Magnetic media tapes and freight
•	Pre-Printed Stock, including business forms, certificates, envelopes, checks and stationary

III.	PROGRAMMING COSTS

The	following programming rates may be subject to an annual 5% increase.

(a) Dedicated Team:	Programmer:	$100,000 per annum
	Business Systems Analyst:	$ 85,000 per annum
	Tester:	$ 65,000 per annum

(b)System Enhancements (Non Dedicated Team):		$150.00 per/hr per programmer

IV.	CIP FEES

-	$2.25 per customer verification

-	$.02 per month per search result stored

After July 25, 2004, PFPC may adjust the CIP fees described above once per calendar year, upon thirty (30) days’ prior written notice in an amount not to exceed the cumulative percentage increase in the Consumer Price Index for All Urban Consumers (CPI-U) U.S. City Average, All items (unadjusted) - (1982-84=100), published by the U.S. Department of Labor since the last such adjustment in these fees (or the Effective Date absent a prior such adjustment).

V.	AML FEES

Number of Open Accounts	Annual Fee
1,000,000 +	$50,000
500,000 - 999,999	$35,000
100,000 - 499,999	$26,000
50,000 - 99,999	$13,000
10,000 - 49,999	$6,000
100 - 9,999	$3,000

SCHEDULE E

OUT-OF-POCKET EXPENSES

The Fund shall reimburse PFPC monthly for applicable out-of-pocket expenses, at cost or otherwise agreed upon rates including, but not limited to the following items:

•	Postage - direct pass through to the Fund

•	Telephone and telecommunication costs, including all lease, maintenance and line costs

•	Proxy solicitations, mailings and tabulations

•	Shipping, Certified and Overnight mail and insurance

•	Terminals, communication lines, printers and other equipment and any expenses incurred in connection with such terminals and lines

•	Duplicating services

•	Distribution and Redemption Check Issuance

•	Courier services

•	Federal Reserve charges for check clearance

•	Overtime, as approved by the Fund

•	Temporary staff, as approved by the Fund

•	Travel and entertainment, as approved by the Fund

•	Record retention, retrieval and destruction costs, including, but not limited to exit fees charged by third party record keeping vendors

•	Third party audit reviews

•	Materials for Rule 15c-3 Presentations

•	Materials for preparation of board books and other meeting materials

•	Insurance

•	Manual Pricing

•	Pricing services (or services used to determine Fund NAV)

•	Vendor set-up charges for Blue Sky and other services

•	Blue Sky filing or registration fees

•	Forms N-CSR/N-Q/N-PX (filing and printer charges for edgarizing and printing, etc. are separate)

•	EDGAR filing fees

•	Vendor pricing comparison

•	SAS-70 Reporting

•	Such other expenses as are agreed to by PFPC and the Fund

In addition, the Fund will promptly reimburse PFPC for any other unscheduled expenses incurred by PFPC whenever the Fund and PFPC mutually agree that such expenses are not otherwise properly borne by PFPC as part of its duties and obligations under the Agreement.

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SCHEDULE F

DE-CONVERSION EXPENSES AND CHARGES

In accordance with Section 13.3 of this Agreement, the Fund shall pay to PFPC all reasonable expenses and other charges associated with movement of records and materials and conversion thereof to a successor service provider including, but not limited to, the following items:

•	Postage - direct pass through to the Fund

•	Telephone and telecommunication costs, including all lease, maintenance and line costs

•	Shipping, Certified and Overnight mail and insurance

•	Terminals, communication lines, printers and other equipment and any expenses incurred in connection with such terminals and lines

•	Duplicating services

•	Courier services

•	Overtime, as approved by the Fund

•	Temporary staff, as approved by the Fund

•	Travel and entertainment, as approved by the Fund

•	Record retention, retrieval and destruction costs, including, but not limited to exit fees charged by third party record keeping vendors

•	Ad hoc reports

•	Ad hoc SQL time

•	COLD Storage

•	Digital Recording

•	Microfiche/microfilm production

•	Magnetic media tapes and freight

•	Pre-Printed Stock, including business forms, certificates, envelopes, checks and stationary

Programming Costs: The following programming rates may be subject to an annual 5% increase.

(a) Dedicated Team:	Programmer:	$100,000 per annum
	Business Systems Analyst:	$ 85,000 per annum
	Tester:	$ 65,000 per annum

(b) System Enhancements (Non Dedicated Team):	$150.00 per/hr
per programmer

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